Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance HealthCare Services, Inc. and subsidiaries (formerly known as Alliance Imaging, Inc. and subsidiaries) (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
August 5, 2009